NEWS RELEASE

TRADEWEB REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

A new quarterly record for average daily volume of $753.8 billion

Record quarterly revenues of $190.5 million increased 11.4%

(13.2% on a constant currency basis)

Net income of $24.8 million

Adjusted EBITDA margin of 45.6%

Declared quarterly cash dividend of $0.08 per share

NEW YORK – August 8, 2019 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today reported financial results for the quarter ended June 30, 2019.

Lee Olesky, Chief Executive Officer of Tradeweb Markets, said, “Tradeweb’s strong, across-the-board performance during the second quarter reflects our continuous efforts to cultivate new markets and develop trading protocols that give clients greater choice in how they search and access liquidity. While we’ve made tremendous strides to date, significant opportunity remains to deliver products and services that enhance and streamline client trading strategies and workflows. Our constant experimentation and collaboration with clients to deliver new trading technologies is the engine that drives our growth.”

Second Quarter Highlights

▪	A new quarterly record for average daily volume (“ADV”) of $753.8 billion represented an increase of 39.6%
▪	New quarterly records for ADV in interest rate swaps and mortgages
▪	A new quarterly record for U.S. high-grade credit which accounted for 12.4% of TRACE volume
▪	Double-digit, year-over-year increases in revenues from all four asset classes covering rates, credit, equities and money markets plus market data
▪	Net income of $24.8 million, including net income attributable to Tradeweb Markets Inc. of $12.8 million and GAAP earnings per diluted share (“Diluted EPS”) of $0.09 for the quarter
▪	Adjusted EBITDA margin of 45.6%, Adjusted Net Income of $56.6 million and Adjusted Net Income per diluted share (“Adjusted Diluted EPS”) of $0.25 for the quarter

Gross revenue increased 11.4% (13.2% on a constant currency basis) to a record $190.5 million for the second quarter of 2019 from $171.0 million for the second quarter of 2018. Net income decreased to $24.8 million for the second quarter of 2019 from $38.9 million for the second quarter of 2018. The decrease was driven by a non-cash, stock-based compensation expense of $20.4 million related to the special award of options made to management and other employees in October 2018 (the “Special Option Award”), which, as a result of our initial public offering (“IPO”), we began to expense in the second quarter of 2019, as well as a net impact on depreciation and amortization (“D&A”) expense of $17.6 million as a result of the Refinitiv Transaction (as defined below) and the resulting revaluation of our balance sheet. Diluted EPS for Tradeweb

Markets Inc. was $0.09 for the second quarter of 2019. Diluted EPS for Tradeweb Markets LLC was $0.18 for the second quarter of 2018.

Adjusted EBITDA increased 16.2% to $86.9 million with an Adjusted EBITDA margin of 45.6% for the second quarter of 2019 compared to an Adjusted EBITDA and Adjusted EBITDA margin of $74.8 million and 43.8%, respectively, for the second quarter of 2018 (on a constant currency basis, Adjusted EBITDA margin increased 217 basis points compared to the second quarter of 2018). Adjusted Net Income increased 17.0% to $56.6 million for the second quarter of 2019 from $48.4 million for the second quarter of 2018. Adjusted Diluted EPS was $0.25 for the second quarter of 2019 compared to $0.23 for the second quarter of 2018.

					Constant
Select Financial Results ($ in	Successor	Predecessor			Currency
millions except per share amounts)	2Q19	2Q18	% Change		Growth (1)
Gross revenue	$190.5	$171.0	11.4%		13.2%
Rates	$107.1	$95.1	12.5%		13.9%
Credit	$39.6	$34.1	16.2%		20.0%
Equities	$11.1	$9.7	14.9%		19.3%
Money Markets	$10.3	$8.5	21.9%		22.8%
Market Data	$17.5	$15.7	11.5%		12.7%
Other	$4.8	$7.9	(38.9)%		(39.7)%
Net income (2)	$24.8	$38.9	(36.2)%		(36.5)%
Net income attributable to Tradeweb Markets Inc.(3)	$12.8	$—	—%		—%
Diluted EPS (4)	$0.09	$0.18	—%		—%
Adjusted EBITDA (5)	$86.9	$74.8	16.2%		18.9%
Adjusted EBITDA margin (5)	45.6%	43.8%	+188	bps	+217	bps
Adjusted Net Income (5)	$56.6	$48.4	17.0%		20.3%
Adjusted Diluted EPS (5)(6)	$0.25	$0.23	8.5%		11.5%
(1)

Constant currency growth is a non-GAAP financial measure that reflects growth for the period excluding the impact of foreign currency fluctuations. See "Non-GAAP Financial Measures" below for additional information.

(2)

Net income for the second quarter of 2019 included a non-cash, stock-based compensation expense of $20.4 million related to the Special Option Award as well as a net impact on depreciation and amortization expense of $17.6 million as a result of the Refinitiv Transaction and the resulting revaluation of our balance sheet. See "Presentation" below for additional information regarding the Refinitiv Transaction.

(3)	Represents net income less net income attributable to non-controlling interests.
(4)

We present Diluted EPS for Tradeweb Markets Inc. for the second quarter of 2019 and for Tradeweb Markets LLC for the second quarter of 2018, as the Reorganization Transactions (as defined below) and the IPO were completed in April 2019. As a consequence, the Diluted EPS information for Tradeweb Markets Inc. and Tradeweb Markets LLC is not comparable. See “Presentation” and “Basic and Diluted EPS Calculations” below for additional information.

(5)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. See "Non-GAAP Financial Measures" below and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.

(6)

We present Adjusted Diluted EPS for Tradeweb Markets Inc. for the second quarter of 2019 and for Tradeweb Markets LLC for the second quarter of 2018. Because Adjusted Diluted EPS gives effect to certain tax related adjustments to reflect an assumed effective tax rate for all periods presented and, for the second quarter of 2019, assumes all equity interests of Tradeweb Markets LLC are exchanged for shares of Class A or Class B common stock, we believe that Adjusted Diluted EPS for Tradeweb Markets Inc. and Tradeweb Markets LLC are comparable.

Discussion of Results

Rates – Revenues from rates of $107.1 million in the second quarter of 2019 increased 12.5% compared to the second quarter of 2018. ADV in rates of $511.9 billion for the second quarter of 2019 increased 45.5% due mainly to higher trading activity in interest rate swaps and swaptions – in particular, short-tenor swaps – as well as mortgages and U.S. Treasuries.

Credit – Revenues from credit of $39.6 million in the second quarter of 2019 increased 16.2% compared to the second quarter of 2018. ADV in credit of $12.2 billion for the second quarter of 2019 increased 3.6% due mainly to higher trading activity in U.S. high-grade and high-yield credit as well as Chinese bonds.

Equities – Revenues from equities of $11.1 million in the second quarter of 2019 increased 14.9% compared to the second quarter of 2018. ADV in equities of $7.1 billion for the second quarter of 2019 increased 2.9% due mainly to higher trading activity in institutional European ETFs and equity options, convertibles and swaps.

Money Markets – Revenues from money markets of $10.3 million in the second quarter of 2019 increased 21.9% compared to the second quarter of 2018. ADV in money markets of $222.6 billion during the quarter rose 31.3% due to the continued growth of bilateral electronic trading in repurchase agreements.

Market Data – Revenues from market data of $17.5 million in the second quarter of 2019 increased 11.5% compared to the second quarter of 2018 from the expansion of our market data license agreement with Refinitiv in November 2018.

Other – Revenues from other of $4.8 million in the second quarter of 2019 decreased 38.9% compared to the second quarter of 2018 due to the timing of fees for software development and implementation and lower fees from a third party for certain licensing and development.

Mr. Olesky added, “Growth in the second quarter was diversified across products, protocols, client sectors and regions. In absolute numbers, trading activity in interest rate swaps and repurchase agreements were the leading drivers of our overall volume growth year over year. At the same time, as a direct result of new initiatives, we are witnessing upticks in client interest in U.S. Treasuries, mortgages, U.S. credit, European ETFs and Chinese bonds. Furthermore, new trading technologies like our Automated Intelligent Execution (AiEX) tool are taking hold, to speed execution, lessen market risk, reduce human errors and create scale on the trading desk.”

Operating Expenses – Operating expenses of $159.5 million in the second quarter of 2019 included the non-cash, stock-based compensation expense of $20.4 million related to the Special Option Award and a  net impact on depreciation and amortization expense of $17.6 million as a result of the Refinitiv Transaction and the resulting revaluation of our balance sheet. Excluding all non-operating items, Adjusted Expenses were $113.7 million in the second quarter of 2019. Adjusted Expenses increased 7.5% year over year due primarily to a rise in headcount and related increase in employee compensation and benefits expense. Please see "Non-GAAP Financial Measures" below for additional information.

Other Matters

Assets as of June 30, 2019 included $313.6 million in unrestricted cash and cash equivalents. During the first half of 2019, Tradeweb generated $77.0 million of cash flow from operating activities and $59.3 million of Free Cash Flow representing year-over-year increases of 18.4% and 20.6%, respectively. Please see "Non-GAAP Financial Measures" below for additional information.

Updated Full-Year 2019 Guidance*

▪	Adjusted expenses of $460 - $475 million are expected to trend to the lower half of the range versus the midpoint
▪	Assumed non-GAAP tax rate of 26.4%

▪	Capital expenditures and capitalization of software of $42 - $48 million
▪	Acquisition and Refinitiv Transaction related depreciation and amortization expense of $98 million
▪	Non-cash, stock-based compensation expense associated with the Special Option Award of $1.6 - $1.7 million per quarter in the third and fourth quarters of 2019
▪	Eliminated guidance on full year net interest income of $0.5 - $1.0 million; future levels of interest income will fluctuate according to cash levels and reinvestment rates

*GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates.

Dividend

The Board of Directors of Tradeweb Markets Inc. declared a cash dividend of $0.08 per share of Class A common stock and Class B common stock for the third quarter of 2019. The dividend will be payable on September 16, 2019 to stockholders of record as of September 3, 2019.

Conference Call

Tradeweb Markets will hold a conference call to discuss second quarter 2019 results starting at 8:30 a.m. Eastern Time today, August 8, 2019. A live, audio webcast of the conference call along with related materials will be available at http://investors.tradeweb.com. Alternatively, interested parties can access the call by dialing 866-221-1629 (U.S.) or +1 470-495-9175 (international) and entering passcode 5842289. After the conference call, an archived recording will be available at http://investors.tradeweb.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our guidance, including 2019 guidance, and future performance, the markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in our prospectus filed with the SEC on April 5, 2019 and other documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Presentation

The historical financial information and other disclosures contained in this press release relate to periods that ended both prior to and after the completion of the Reorganization Transactions and the IPO of Tradeweb Markets Inc. (unless the context otherwise requires, together with its subsidiaries, referred to as “we,” “our,” “Tradeweb,” “Tradeweb Markets” or the “Company”). The IPO closed on April 8, 2019. As a result of certain reorganization transactions (the “Reorganization Transactions”) completed in connection with the IPO, on April 4, 2019, Tradeweb Markets Inc. became a holding company whose sole material asset consists of its equity interest in Tradeweb Markets LLC (“TWM LLC”). As the sole manager of TWM LLC, Tradeweb Markets Inc. operates and controls all of the business and affairs of TWM LLC and, through TWM LLC and its subsidiaries, conducts its business. As a result of this control, and because Tradeweb Markets Inc. has a substantial financial interest in TWM LLC, Tradeweb Markets Inc. consolidates the financial results of TWM LLC and its subsidiaries. The historical financial information contained in this press release relating to periods prior to and including March 31, 2019, which we refer to as the “pre-IPO period,” pertain to TWM LLC, the predecessor of Tradeweb Markets Inc. for financial reporting purposes. The historical financial information contained in this press release relating to periods beginning on April 1, 2019, and through and including June 30, 2019, which we refer to as the “post-IPO period,” pertain to Tradeweb Markets Inc. The pre-IPO period excludes, and the post-IPO period includes, our financial results from April 1, 2019 through April 3, 2019. Although this period was prior to the completion of the Reorganization Transactions, we believe it is appropriate to include these financial results in the post-IPO period as our accounting close controls and procedures are generally designed for a month-end cutoff and the inclusion of these financial results in the post-IPO period had an immaterial impact on our consolidated financial statements.

On October 1, 2018, Refinitiv Holdings Ltd. (“Refinitiv”), which is controlled by certain investment funds affiliated with The Blackstone Group L.P., an affiliate of Canada Pension Plan Investment Board, an affiliate of GIC Special Investments Pte. Ltd. and certain co-investors, indirectly acquired substantially all of the financial and risk business of Thomson Reuters Corporation and Thomson Reuters Corporation indirectly acquired a non-controlling ownership interest in Refinitiv (collectively, the “Refinitiv Transaction”). As a result of the Refinitiv Transaction, as a consolidating subsidiary of Refinitiv, we accounted for the Refinitiv Transaction using pushdown accounting. Due to the change in the basis of accounting resulting from the application of pushdown accounting, the financial information for the period beginning on October 1, 2018, and through and including June 30, 2019, which we refer to as the “Successor period,” and the financial information for the periods prior to, and including, September 30, 2018, which we refer to as the “Predecessor period,” are not comparable.

Non-GAAP Financial Measures

This release contains “non-GAAP financial measures,” including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, which are supplemental financial measures that are not calculated and presented in accordance with GAAP. We make use of non-GAAP financial measures in evaluating our past results and future prospects. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management and our board of directors use Adjusted EBITDA and Adjusted EBITDA margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA.

We use Adjusted Net Income and Adjusted Diluted EPS as supplemental metrics to evaluate our business performance in a way that also considers our ability to generate profit without the impact of certain items. Each of the normal recurring adjustments and other adjustments included in Adjusted Net Income and Adjusted Diluted EPS help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Adjusted Expenses as a supplemental metric to evaluate our underlying operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Free Cash Flow to assess our liquidity in a way that considers the amount of cash generated from our core operations after expenditures for capitalized software development costs and furniture, equipment and leasehold improvements.

See the attached schedules for reconciliations of the non-GAAP financial measures contained in this release to their most comparable GAAP financial measure. Non-GAAP financial measures have limitations as analytical tools, and you should not consider these non-GAAP financial measures in isolation or as alternatives to net income attributable to Tradeweb Markets Inc., net income, earnings per share, operating income, operating expenses or cash flow from operating activities or any other financial measure derived in accordance with GAAP. You are encouraged to evaluate each adjustment included in the reconciliations. In addition, in evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of these non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the non-GAAP financial measures contained in this release may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

We present certain growth information on a “constant currency” basis. Since our consolidated financial statements are presented in U.S. dollars, we must translate non-U.S. dollar revenues and expenses into U.S. dollars. Constant currency growth, which is a non-GAAP financial measure, is defined as growth excluding the effects of foreign currency fluctuations. Constant currency information is calculated by translating the current period and prior period’s results using the average exchange rates for 2018. We make use of constant currency growth as a supplemental metric to evaluate our underlying performance between periods by removing the impact of foreign currency fluctuations. We present certain constant currency growth information because we believe it provides investors and analysts a useful comparison of our results and trends between periods. This information should be considered in addition to, not as a substitute for, results reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.

Tradeweb Social Media

Investors and others should note that Tradeweb Markets announces material financial and operational information using its investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about Tradeweb Markets, its business and its results of operations may also be announced by posts on the Company’s accounts on the following social media channels: Instagram, LinkedIn and Twitter. The information that we post through these social media channels may be deemed material. As a result, we encourage investors, the media, and others interested in Tradeweb Markets to monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. These social media channels may be updated from time to time on our investor relations website.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, the company provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting in more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. The company serves approximately 2,500 clients in more than 60 countries. On average, Tradeweb facilitated more than $630 billion in notional value per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.

Investor contact	Media contact
Ashley Serrao, Tradeweb + 1 646 430 6027	Jonathan Mairs, Tradeweb +1 646 430 6176

Ashley.Serrao@Tradeweb.com	Jonathan.Mairs@Tradeweb.com

#    #   #

TRADEWEB MARKETS INC.

INCOME STATEMENT (UNAUDITED)

Dollars in Thousands, Except Per Share Data

	Successor		Predecessor
	Three Months	Six Months	Three Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2019	2018	2018
Revenues
Transaction fees	$103,952	$206,592	$91,030	$181,169
Subscription fees	34,566	69,011	37,647	73,973
Commissions	36,413	70,610	27,553	55,436
Refinitiv market data fees	13,385	27,001	12,081	24,318
Other	2,169	4,063	2,704	5,622
Gross revenue	190,485	377,277	171,015	340,518
Contingent consideration	—	—	(19,297)	(29,367)
Net revenue	190,485	377,277	151,718	311,151

Expenses
Employee compensation and benefits	95,995	173,268	68,407	139,977
Depreciation and amortization	34,292	67,795	16,178	32,446
Technology and communications	9,519	19,559	9,023	17,486
General and administrative	9,365	18,454	7,153	13,670
Professional fees	6,738	13,709	7,276	12,814
Occupancy	3,621	7,260	3,519	7,241
Total expenses	159,530	300,045	111,556	223,634
Operating income	30,955	77,232	40,162	87,517
Interest income	175	1,033	582	1,053
Income before taxes	31,130	78,265	40,744	88,570
Provision for income taxes	(6,314)	(11,097)	(1,847)	(4,365)
Net income	$24,816	$67,168	$38,897	$84,205
Less: Pre-IPO net income attributable to Tradeweb Markets LLC	—	42,352
Net income attributable to Tradeweb Markets Inc. and non-controlling interests	24,816	24,816
Less: Net income attributable to non-controlling interests	11,988	11,988
Net income attributable to Tradeweb Markets Inc.	$12,828	$12,828

EPS calculations for pre-IPO and post-IPO periods (1)
Earnings per share
Basic	$0.09 (b)	$0.19 (a)/ 0.09 (b)	$0.18 (a)	$0.39 (a)
Diluted	$0.09 (b)	$0.19 (a)/ 0.09 (b)	$0.18 (a)	$0.39 (a)
Weighted average shares outstanding
Basic	142,933,192 (b)	222,222,197 (a)/ 142,933,192 (b)	213,435,314 (a)	213,435,314 (a)
Diluted	150,847,183 (b)	223,320,457 (a)/ 150,847,183 (b)	213,435,314 (a)	213,435,314 (a)

(1)

In April 2019, the Company completed the Reorganization Transactions and the IPO, which, among other things, resulted Tradeweb Markets Inc. becoming the successor of Tradeweb Markets LLC for financial reporting purposes. As a result, earnings per share information for the pre-IPO period is not comparable to the earnings per share information for the post-IPO period.  As a result, earnings per share information is being presented separately for the pre-IPO and post-IPO periods.

a.	Presents information for Tradeweb Markets LLC (pre-IPO period).
b.	Presents information for Tradeweb Markets Inc (post-IPO period).

See “Basic and Diluted EPS Calculations” below for additional information.

TRADEWEB MARKETS INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Dollars in Thousands, Except per Share Data

	Successor		Predecessor
	Three	Six	Three	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
Reconciliation of Net Income to Adjusted EBITDA	June 30,	June 30,	June 30,	June 30,
and Adjusted EBITDA Margin	2019	2019	2018	2018
Net income	$24,816	$67,168	$38,897	$84,205
Contingent consideration	—	—	19,297	29,367
Interest income, net	(175)	(1,033)	(582)	(1,053)
Depreciation and amortization	34,292	67,795	16,178	32,446
Stock-based compensation expense associated with Special Option Award	20,403	20,403	—	—
Provision for income taxes	6,314	11,097	1,847	4,365
Unrealized foreign exchange (gains) / losses	1,577	1,284	(399)	(1,367)
(Gain) / loss from revaluation of foreign-denominated cash (1)	(302)	558	(411)	(455)
Adjusted EBITDA	$86,925	$167,272	$74,827	$147,508
Adjusted EBITDA margin (2)	45.6%	44.3%	43.8%	43.3%

(1)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(2)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by gross revenue for the applicable period.

	Successor		Predecessor
	Three	Six	Three	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
Reconciliation of Net Income to	June 30,	June 30,	June 30,	June 30,
Adjusted Net Income and Adjusted Diluted EPS	2019	2019	2018	2018
Earnings per diluted share (1)	$0.09 (b)	$0.19 (a)/ 0.09 (b)	$0.18 (a)	$0.39 (a)
Pre-IPO net income attributable to Tradeweb Markets LLC (1)	$—	$42,352 (a)	$38,897 (a)	$84,205 (a)
Add: Net income attributable to Tradeweb Markets Inc. (1)	12,828 (b)	12,828 (b)	—	—
Add: Net income attributable to non-controlling interests (1)(2)	11,988 (b)	11,988 (b)	—	—
Net income	$24,816 (b)	$67,168 (a)(b)	$38,897 (a)	$84,205 (a)
Provision for income taxes	6,314	11,097	1,847	4,365
Contingent consideration	—	—	19,297	29,367
Acquisition and Refinitiv Transaction related D&A(3)	24,133	47,342	6,557	13,063
Stock-based compensation expense associated with Special Option Award	20,403	20,403	—	—
Unrealized foreign exchange (gains) / losses	1,577	1,284	(399)	(1,367)
(Gain) / loss from revaluation of foreign denominated cash(4)	(302)	558	(411)	(455)
Adjusted Net Income before income taxes	76,941	147,852	65,788	129,178
Adjusted income taxes(5)	(20,312)	(39,033)	(17,368)	(34,103)
Adjusted Net Income	$56,629	$108,819	$48,420	$95,075
Adjusted Diluted EPS (1)(6)	$0.25 (b)	$0.23 (a) / 0.25 (b)	$0.23 (a)	$0.45 (a)

(1)

In April 2019, the Company completed the Reorganization Transactions and the IPO.  As a result, certain earnings information is being presented separately for Tradeweb Markets LLC and Tradeweb Markets Inc.

a.	Presents information for Tradeweb Markets LLC (pre-IPO period).
b.	Presents information for Tradeweb Markets Inc. (post-IPO period).

See the “Basic and Diluted EPS Calculations” table below for additional information.

(2)

For the post-IPO period, represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of all outstanding LLC Interests for shares of Class A or Class B common stock.

(3)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as to the closing date of the Refinitiv Transaction).

(4)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(5)

Represents corporate income taxes at an assumed effective tax rate of 26.4% for the three and six months ended June 30, 2019 and 2018 applied to Adjusted Net Income before income taxes. For the pre-IPO periods, this adjustment assumes Tradeweb Markets LLC was subject to a corporate tax rate for the periods presented.

(6)

Due to the Reorganization Transactions and the IPO completed in April 2019, shares outstanding during the six months ended June 30, 2019 represent shares of TWM LLC (pre-IPO period) and shares of Class A and Class B common stock of Tradeweb Markets Inc. (post-IPO period).

The following table summarizes the calculation of Adjusted Diluted EPS for the three and six months ended June 30, 2019 and 2018:

		Pre-IPO Period	Post-IPO Period
	Three	Six	Six	Three	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
Reconciliation of Diluted Weighted Average Shares Outstanding to	June 30,	June 30,	June 30,	June 30,	June 30,
Adjusted Diluted Weighted Average Shares Outstanding	2019	2019	2019	2018	2018
Diluted weighted average TWM LLC shares outstanding	—	223,320,457	—	213,435,314	213,435,314
Diluted weighted average shares of Class A and Class B common stock outstanding	150,847,183	—	150,847,183	—	—
Assumed exchange of LLC interests for shares of Class A or Class B common stock (1)	79,289,005	—	79,289,005	—	—
Adjusted diluted weighted average shares outstanding	230,136,188	223,320,457	230,136,188	213,435,314	213,435,314

Adjusted Net Income	$56,629	$52,190	$56,629	$48,420	$95,075
Adjusted Diluted EPS	$0.25	$0.23	$0.25	$0.23	$0.45

(1)

Assumes the exchange of all outstanding LLC Interests for shares of Class A or Class B common stock, resulting in the elimination of the non-controlling interests and recognition of the net income attributable to non-controlling interests.

	Successor		Predecessor
	Three	Six	Three	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
Reconciliation of Operating Expenses to Adjusted Expenses	2019	2019	2018	2018
Operating Expenses	$159,530	$300,045	$111,556	$223,634
Acquisition and Refinitiv Transaction related D&A(1)	(24,133)	(47,342)	(6,557)	(13,063)
Stock-based compensation expense associated with Special Option Award	(20,403)	(20,403)	—	—
Unrealized foreign exchange gains / (losses)	(1,577)	(1,284)	399	1,367
Gain / (loss) from revaluation of foreign-denominated cash(2)	302	(558)	411	455
Adjusted Expenses	$113,719	$230,458	$105,809	$212,393

(1)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as to the closing date of the Refinitiv Transaction).

(2)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

	Successor	Predecessor
	Six	Six
	Months	Months
	Ended	Ended
Reconciliation of Cash Flows from Operating Activities to	June 30,	June 30,
Free Cash Flow	2019	2018
Cash flow from operating activities	$76,973	$65,027
Less: Capitalization of software development costs	(13,914)	(12,765)
Less: Purchases of furniture, equipment and leasehold improvements	(3,793)	(3,125)
Free Cash Flow	$59,266	$49,137

TRADEWEB MARKETS INC.

GROSS REVENUES BY ASSET CLASS

	Successor		Predecessor
	Three Months Ended		Three Months Ended
	June 30, 2019		June 30, 2018		$ Change		% Change
	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed
	(dollars in thousands)
Revenues
Rates	$56,743	$50,320	$45,307	$49,829	$11,436	$491	25.2%	1.0%
Credit	34,337	5,262	29,102	4,975	5,235	287	18.0%	5.8%
Equities	9,195	1,921	7,907	1,764	1,288	157	16.3%	8.9%
Money Markets	6,674	3,648	5,012	3,455	1,662	193	33.2%	5.6%
Market Data	—	17,544	—	15,737	—	1,807	n/a	11.5%
Other	—	4,841	14	7,913	(14)	(3,072)	(100.0)	(38.8)%
Gross revenue	$106,949	$83,536	$87,342	$83,673	$19,607	$(137)	22.4%	(0.2)%

TRADEWEB MARKETS INC.

AVERAGE DAILY VOLUME

	2Q19		2Q18		YoY
(in $ mm)	ADV	Volume	ADV	Volume	ADV
Rates	511,912	32,144,241	351,828	22,441,356	45.5%
Credit	12,217	766,367	11,791	746,841	3.6%
Equities	7,120	445,568	6,919	440,504	2.9%
Money Markets	222,595	14,022,433	169,553	10,829,843	31.3%
Total	753,844	47,378,609	540,091	34,458,544	39.6%

TRADEWEB MARKETS INC.

AVERAGE VARIABLE FEES PER MILLION DOLLARS OF VOLUME

			YoY
	2Q19	2Q18	% Change
Rates	$1.77	$2.02	(12.4)%
Credit	$44.80	$38.97	15.0%
Equities	$20.64	$17.95	15.0%
Money Markets	$0.48	$0.46	2.8%
Total FPM	$2.26	$2.53	(10.7)%

TRADEWEB MARKETS INC.

BASIC AND DILUTED EPS CALCULATIONS (UNAUDITED)

Dollars in Thousands, Except per Share Data

The following tables summarize the basic and diluted earnings per share calculations for Tradeweb Markets LLC (pre-IPO period) and Tradeweb Markets Inc. (post-IPO period):

	Successor		Predecessor
	Three Months	Six Months	Three Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2019	June 30, 2019	June 30, 2018	June 30, 2018
EPS: Pre-IPO net income attributable to Tradeweb Markets LLC(1)
Numerator:
Pre-IPO net income attributable to Tradeweb Markets LLC		$42,352	38,897	84,205

Denominator:
Weighted average LLC Interests outstanding - Basic		222,222,197	213,435,314	213,435,314
Dilutive effect of equity-settled PRSUs		1,098,260	—	—
Weighted average LLC Interests outstanding - Diluted		223,320,457	213,435,314	213,435,314

Earnings per share - Basic		$0.19	$0.18	$0.39
Earnings per share - Diluted		$0.19	$0.18	$0.39

EPS: Post-IPO net income attributable to Tradeweb Markets Inc.
Numerator:
Post-IPO net income attributable to Tradeweb Markets Inc.	$12,828	$12,828

Denominator:
Weighted average shares of Class A and Class B common stock outstanding - Basic	142,933,192	142,933,192
Dilutive effect of equity-settled PRSUs	2,214,480	2,214,480
Dilutive effect of options	5,699,511	5,699,511
Weighted average shares of Class A and Class B common stock outstanding - Diluted	150,847,183	150,847,183

Earnings per share - Basic	$0.09	$0.09
Earnings per share - Diluted	$0.09	$0.09
(1)

Earnings per share and weighted average shares outstanding for the pre-IPO periods have been computed to give effect to the Reorganization Transactions, including the amendment and restatement of the fourth amended and restated limited liability company agreement of Tradeweb Markets LLC to, among other things, (i) provide for a new single class of common membership interests in Tradeweb Markets LLC (“LLC Interests”) and (ii) exchange all of the original members’ existing membership interests for LLC interests.